(1) Ascribe Capital LLC (“Ascribe Capital”) is the investment manager of Ascribe III Investments LLC (“Fund III”). Ascribe Management LLC (“Ascribe Management”) is the investment manager of Ascribe II Investments LLC (“Fund II”, and together with Fund III, the “Funds”). The Funds hold common stock, par value $0.01, of the issuer. American Securities LLC (“American Securities”) is the 100% owner of Ascribe Capital and Ascribe Management. Ascribe Opportunities Fund III, L.P. (“Opportunities III”) and Ascribe Opportunities Fund III(B), L.P. (“Opportunities III(B)”) are the sole members of Fund III.  Ascribe Associates III, LLC (“Associates III”) is the general partner of Opportunities III and Opportunities III(B). Ascribe Opportunities Fund II, L.P. (“Opportunities II”) and Ascribe Opportunities Fund II(B), L.P. (“Opportunities II(B)”) are the sole members of Fund II.  Ascribe Associates II, LLC (“Associates II”) is the general partner of Opportunities II and Opportunities II(B).

Each of Ascribe Capital, Ascribe Management, American Securities, Associates III, Opportunities III, Opportunities III(B), Associates II, Opportunities II and Opportunities II(B), may be deemed to share beneficial ownership of the common stock of the issuer held by the Funds. Each of Ascribe Capital, Ascribe Management, American Securities, Associates III, Opportunities III, Opportunities III(B), Associates II,  Opportunities II and Opportunities II(B), disclaims beneficial ownership of the common stock held by the Funds, except to the extent of its pecuniary interests.

Due to the limitations of the Securities and Exchange Commission’s EDGAR system, Ascribe Management, Fund II, Associates II, Opportunities II and Opportunities II(B) have filed a separate Form 3.